Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

May 5, 2017

The Chartwell Funds
1205 Westlakes Drive, Suite 100
Berwyn, Pennsylvania 19312

Re:	Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to The Chartwell Funds, a Delaware statutory trust (the “Trust”), in its individual capacity and on behalf of the Berwyn Fund, Berwyn Income Fund, Chartwell Mid Cap Value Fund, Chartwell Short Duration High Yield Fund and Chartwell Small Cap Value Fund (the “Acquiring Funds”), each a newly created series of the Trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Acquiring Funds, in connection with the acquisition of substantially all of the assets and liabilities of the Berwyn Fund, Berwyn Income Fund, Berwyn Cornerstone Fund, Chartwell Short Duration High Yield Fund and Chartwell Small Cap Value Fund, respectively, each a series of Investment Managers Series Trust (the “IMST Funds”), by and in exchange solely for full and fractional shares of beneficial interest, without par value (the “Shares”), of the respective Acquiring Funds, as described in the Registration Statement (the “Reorganizations”).

We have reviewed the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), resolutions adopted by the Trust’s Board of Trustees in connection with the Reorganizations, the form of Agreement and Plan of Reorganization for the Reorganizations, which was approved by the Trust’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The Shares will be issued in accordance with the Trust’s Declaration of Trust and By-Laws, the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganizations.

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2. The Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Alan R. Gedrich
Alan R. Gedrich, Esq., a Partner